EXHIBIT 99.1

TF Financial Corporation Reports First Quarter 2011 Results and Quarterly Dividend

NEWTOWN, Pa., April 28, 2011 (GLOBE NEWSWIRE) -- TF Financial Corporation (Nasdaq:THRD) today reported net income of $618,000 ($0.23 per diluted share) for the first quarter of 2011, compared with $717,000 ($0.27 per diluted share) for the first quarter of 2010. The Company also announced that its Board of Directors had declared a quarterly dividend of $0.05 per share, payable May 16, 2011 to shareholders of record on May 9, 2011.

"We produced a profitable quarter under continuing tough economic circumstances," said Kent C. Lufkin, president and chief executive officer. "For an institution of our size, in this very challenging operating environment, we believe our ongoing performance remains respectable and consistent. We intend to continue to conservatively manage the Company with the fundamentals of good community banking in mind, and we are confident that the strength of our Company and management team will see us through this unprecedented cycle."

"Our capital position is solid, we continued to improve the net interest margin to 3.80% at quarter-end, we set aside a substantial provision for possible credit losses (down from the fourth quarter and about even with a year ago), reserve coverage of problem credits should compare favorably to peers, and we remain focused on prudent expense control --- all elements of our plan and goal to execute effectively on fundamentals to drive us successfully through the forthcoming year."

Results for the current quarter included:

  Pre-tax income was $690,000 during the quarter, down $205,000 from the first quarter of 2010, mainly the result of the $384,000 increase in non-interest expense, described in more detail below. The other broad components of pre-tax earnings were similar to, or an improvement from, 2010: net interest income was roughly the same, there was a slight decrease in the provision for loan losses, and there was a modest improvement in non-interest income.
  Net interest income was $5,816,000 which was a $38,000 or 0.7% increase over the fourth quarter of 2010, and a $16,000 or 0.3% decrease over the first quarter of 2010. Similarly, the Company's net interest margin expanded to 3.80% compared with 3.60% during the fourth quarter of 2010, and 3.60% during the first quarter of 2010. The yields on the Company's interest-earning assets fell by 24 basis points during the first quarter of 2011 compared with the first quarter of 2010, with about one half of the decrease due to the increase in non-performing loans, and the remainder due to the effect of mortgage loan refinancing and repayments that have occurred since the first quarter of 2010, the result of low market interest rates, causing borrowers to refinance at lower rates. The cost of the Company's interest-bearing liabilities decreased by 47 basis points since the first quarter of 2010, mainly the result of a 39 basis point reduction in the cost of deposits, due in large part to the maturity of time deposits, which had been originated during periods of higher market interest rates, into lower current market interest rates.
  The provision for loan losses was $900,000 during the quarter compared with $1,500,000 during the fourth quarter of 2010 and $961,000 during the first quarter of 2010. The Company has steadily increased its allowance for loan losses to $8,906,000 or 1.75% of loans at quarter end, a 44.5% increase over the $6,165,000 balance at March 31, 2010.
  Non-performing loans were $21,064,000 at quarter end compared with $18,978,000 at December 31, 2010. This increase was mainly caused by loans put on non-accrual status while the borrowers attempt to market the property. Foreclosed property at March 31, 2011 was $8.0 million compared with $7.5 million at December 31, 2010 mainly due to the addition of one single-family residence. Total non-performing assets were 4.25% of total assets compared with 3.83% at year end 2010.
  Loans outstanding were $507.8 million, a $2.2 million or 0.4% decrease during the quarter. Mortgage loans originated for sale were $5.7 million compared with $6.1 million during the first quarter of 2010.
  At quarter end, total deposits were $547.8 million, compared with $550.1 million at December 31, 2010, and $553.4 million at March 31, 2010.
  Non-interest expenses were $384,000 higher in the first quarter of 2011 compared to the first quarter of 2010. The majority of this increase is due to increased professional fees resulting from, among other things, legal and other costs incurred in connection with the Company's reincorporation in Pennsylvania, the cost of distributing a 5% stock dividend in the first quarter, and a $169,000 increase in legal and professional fees incurred in connection with loan workout and foreclosure matters.

TF Financial Corporation is a holding company whose principal subsidiary is Third Federal Bank, which operates 14 full service retail and commercial banking offices in Philadelphia and Bucks County, Pennsylvania and in Mercer County, New Jersey. Deposits at Third Federal Bank are insured up to the maximum amount by the Federal Deposit Insurance Corporation (FDIC). In addition, the Bank's website can be found at www.thirdfedbank.com. Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by TF Financial Corporation with the Securities and Exchange Commission from time to time. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

T F FINANCIAL CORPORATION
UNAUDITED FINANCIAL INFORMATION
(dollars in thousands except per share data)	QUARTER ENDED
	3/31/2011	12/31/2010	9/30/2010	6/30/2010	3/31/2010

EARNINGS SUMMARY

Interest income	$ 7,835	$ 8,021	$ 8,350	$ 8,522	$ 8,675
Interest expense	2,019	2,243	2,488	2,634	2,843
Net interest income	5,816	5,778	5,862	5,888	5,832
Loan loss provision	900	1,500	1,180	600	961
Non-interest income	750	1,143	927	597	616
Non-interest expense	4,976	4,591	4,227	4,591	4,592
Income taxes	72	171	373	327	178
Net income	$ 618	$ 659	$ 1,009	$ 967	$ 717

PER SHARE INFORMATION

Earnings per share, basic (2)	$ 0.23	$ 0.24	$ 0.38	$ 0.36	$ 0.27
Earnings per share, diluted (2)	$ 0.23	$ 0.24	$ 0.38	$ 0.36	$ 0.27

Weighted average basic shares (000's) (2)	2,703	2,692	2,687	2,680	2,669
Weighted average diluted shares (000's) (2)	2,703	2,692	2,687	2,680	2,669

Dividends paid (2)	$ 0.05	$ 0.19	$ 0.19	$ 0.19	$ 0.19

FINANCIAL RATIOS

Annualized return on average assets	0.36%	0.37%	0.56%	0.54%	0.41%
Annualized return on average equity	3.38%	3.48%	5.41%	5.30%	4.01%
Efficiency ratio (1)	75.78%	66.33%	62.26%	70.79%	71.22%

CAPITAL RATIOS

Tier 1 (Core) Capital Ratio	9.79%	9.56%	9.32%	8.97%	8.92%
Total Risk-Based Capital Ratio	18.00%	17.47%	16.83%	16.55%	16.24%
Tier 1 Risk-Based Capital Ratio	16.75%	16.22%	15.58%	15.30%	15.10%
Tangible Equity Ratio	9.79%	9.56%	9.32%	8.97%	8.92%

T F FINANCIAL CORPORATION
UNAUDITED FINANCIAL INFORMATION
(dollars in thousands except per share data)	QUARTER ENDED
	3/31/2011	12/31/2010	9/30/2010	6/30/2010	3/31/2010
AVERAGE BALANCES

Loans	$ 501,543	$ 510,997	$ 522,181	$ 522,289	$ 529,817
Mortgage-backed securities	66,401	72,059	79,070	80,735	81,839
Investment securities	67,035	61,902	59,077	58,446	53,282
Other interest-earning assets	3,237	7,816	10,122	13,451	6,728
Total earning assets	638,216	652,774	670,450	674,921	671,666
Non-earning assets	48,984	45,242	42,716	42,210	41,204
Total assets	687,200	698,016	713,166	717,131	712,870

Deposits	546,055	550,484	556,314	557,128	549,257
FHLB advances and other borrowed money	60,446	65,678	75,130	78,469	82,536
Total interest-bearing liabilities	606,501	616,162	631,444	635,597	631,793
Non interest-bearing liabilities	6,482	6,681	7,744	8,373	8,611
Stockholders' equity	74,217	75,173	73,978	73,161	72,466
Total liabilities & stockholders' equity	$ 687,200	$ 698,016	$ 713,166	$ 717,131	$ 712,870

SPREAD AND MARGIN ANALYSIS

Average yield on:
Loans	5.32%	5.23%	5.33%	5.49%	5.59%
Mortgage-backed securities	4.24%	4.48%	4.45%	4.62%	4.79%
Investment securities	4.35%	3.96%	3.94%	3.99%	4.12%
Other interest-earning assets	0.00%	0.05%	0.02%	0.03%	0.06%
Total interest-earning assets	5.08%	4.96%	5.03%	5.15%	5.32%

Average cost of:
Deposits	1.08%	1.17%	1.25%	1.33%	1.47%
FHLB advances and other borrowed money	3.75%	3.78%	3.86%	4.05%	4.17%
Total interest-bearing liabilities	1.35%	1.44%	1.56%	1.66%	1.82%

Interest rate spread	3.73%	3.52%	3.47%	3.49%	3.50%
Net interest margin	3.80%	3.60%	3.55%	3.58%	3.60%

NON-INTEREST INCOME DETAIL

Service fees, charges and other	$ 465	$ 662	$ 404	$ 363	$ 529
Bank-owned life insurance	157	169	170	167	172
Gain/loss on sale investments	--	13	--	7	--
Gain on sale of loans	117	406	353	52	60
Gain/(loss) on sale of foreclosed real estate	11	(107)	--	8	(145)

NON-INTEREST EXPENSE DETAIL

Compensation and benefits	$ 2,746	$ 2,569	$ 2,269	$ 2,667	$ 2,700
Occupancy and equipment	818	747	774	723	759
Professional fees	478	383	196	256	228
Marketing and advertising	67	91	152	120	120
FDIC insurance premiums	233	229	233	259	194
Other operating	634	572	603	566	591

T F FINANCIAL CORPORATION
UNAUDITED FINANCIAL INFORMATION
(dollars in thousands except per share data)	PERIOD ENDED
	3/31/2011	12/31/2010	9/30/2010	6/30/2010	3/31/2010
DEPOSIT INFORMATION

Non-interest checking	$ 41,920	$ 40,389	$ 41,012	$ 45,022	$ 41,757
Interest checking	58,428	56,157	52,892	55,166	51,991
Money market	148,713	149,744	149,355	145,735	142,791
Savings	101,445	99,686	97,216	100,321	98,948
CD's	197,247	204,159	212,087	213,146	217,938

OTHER INFORMATION

Per Share

Book value (2)	$ 26.32	$ 26.02	$ 26.49	$ 26.01	$ 25.76
Tangible book value (2)	$ 24.79	$ 24.48	$ 24.95	$ 24.47	$ 24.22
Closing market price (2)	$ 20.83	$ 21.23	$ 19.67	$ 20.76	$ 18.18

Balance Sheet

Loans	$ 507,785	$ 509,986	$ 528,058	$ 526,947	$ 531,137
Cash and cash equivalents	10,668	7,437	6,916	19,965	16,339
Mortgage-backed securities	61,476	69,660	74,768	82,169	78,412
Investment securities	67,364	67,231	60,424	59,659	57,837
Total assets	684,221	691,757	702,583	720,768	715,948
Total deposits	547,753	550,135	552,562	559,390	553,425
FHLB advances and other borrowed money	55,387	61,987	68,671	79,929	81,738
Stockholders' equity	74,270	73,416	74,673	73,321	72,422

Asset Quality

Non-performing loans	$ 21,064	$ 18,978	$ 21,545	$ 15,828	$ 14,174
Allowance for loan losses	$ 8,906	$ 8,328	$ 7,606	$ 6,749	$ 6,165
Net charge-offs	$ 322	$ 778	$ 323	$ 16	$ 11
Allowance to gross loans	1.75%	1.63%	1.44%	1.28%	1.16%
Non-performing loans to gross loans	4.15%	3.72%	4.08%	3.00%	2.67%
Non-performing loans to total assets	3.08%	2.74%	3.07%	2.20%	1.98%
Foreclosed property	$ 8,002	$ 7,482	$ 2,153	$ 1,448	$ 1,150
Foreclosed property to total assets	1.17%	1.08%	0.31%	0.20%	0.16%
Non-performing assets to total assets	4.25%	3.83%	3.37%	2.40%	2.14%

Statistical

Shares outstanding (000's) (2)	2,822	2,822	2,685	2,685	2,678
Number of branch offices	14	14	14	14	14
Full time equivalent employees	177	176	170	177	177
(1) The efficiency ratio is non-interest expense divided by net interest income plus non-interest income.
(2) Shares outstanding at 12/31/2010 and per share amounts at and prior to 12/31/2010 have been adjusted for a 5% stock dividend declared January 26, 2011, distributed on February 28, 2011 to shareholders of record February 15, 2011.
CONTACT: Dennis R. Stewart, EVP/CFO
         (215) 579-4000